As filed with the Securities and Exchange Commission on December 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INCANNEX HEALTHCARE INC.

(Exact name of registrant as specified in its charter)

Delaware	93-2403210
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Incannex Healthcare Inc. 2023 Equity Incentive Plan

Non-Plan Option Agreements

(Full title of the plan)

Suite 105, 8 Century Circuit

Norwest, NSW 2153

Australia

+61 409 840 786

(Address and telephone number of registrant’s principal executive offices)

George Anastassov

Director

Incannex Healthcare Inc.

221 Dosoris Lane

Glen Cove, NY 11542

+1 917 607 2057

(Name, address and telephone number of agent for service)

Copies to:

Andrew Reilly

Rimôn

Level 2, 50 Bridge Street
Sydney, NSW 2000, Australia

andrew.reilly@rimonlaw.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTES

Incannex Healthcare Inc. (the “Company”) has adopted its 2023 Equity Incentive Plan (“2023 Plan”) and has granted stock options pursuant to non-plan option agreements (“Non-Plan Option Agreements”). The maximum number of shares of common stock of the Company that are available for issuance under the 2023 Plan is 5,000,000 shares and the maximum number of shares of common stock of the Company that are available for issuance under the Non-Plan Option Agreements is 243,328 shares. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission”) for the purposes of registering the 5,243,328 shares of the Company’s common stock issuable under the 2023 Plan and the Non-Plan Option Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission are incorporated by reference in and made a part of this registration statement, as of their respective dates:

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023 filed with the Commission on October 31, 2023;

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on November 29, 2023; and

(c)	the Description of Capital Stock filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 29, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation, as amended, provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does not permit the elimination or limitation of director monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director derived an improper personal benefit.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, legislative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Bylaws authorizes the Registrant to indemnify the Registrant’s directors and officers to the fullest extent permitted under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July 31, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2023)

3.2	Amended and Restated Bylaws, dated November 20, 2023 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2023)

5.1*	Opinion of Rimon Law Pty Ltd.

23.1*	Consent of PKF Brisbane Audit

23.2*	Consent of Withum Smith+Brown, PC

23.3*	Consent of Rimon Law Pty Ltd (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page)

99.1	Incannex Healthcare Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2023)

107*	Filing Fee Table

*	filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, on the 20th day of December, 2023.

INCANNEX HEALTHCARE INC.

By:	/s/ Joel Latham
Name:	Joel Latham
Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Incannex Healthcare Inc., hereby severally constitute and appoint Joel Latham and Troy Valentine, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Joel Latham	Chief Executive Officer, President and Director	December 20, 2023
Joel Latham	(Principal Executive Officer)

/s/ Madhukar Bhalla	Chief Financial Officer and Secretary	December 20, 2023
Madhukar Bhalla	(Principal Financial Officer)

/s/ Joseph Swan	Treasurer and Controller	December 20, 2023
Joseph Swan	(Principal Accounting Officer)

/s/ Troy Valentine	Chairman	December 20, 2023
Troy Valentine

/s/ Peter Widdows	Director	December 20, 2023
Peter Widdows

/s/ George Anastassov	Director	December 20, 2023
George Anastassov

/s/ Robert Clark	Director	December 20, 2023
Robert Clark